Exhibit 99.1

news release

NYSE: TC
TSX: TCM
April 19, 2012	TSX-V:TRX.WT

Thompson Creek Announces Completion of the Endako Mill Expansion Project

and Preliminary First Quarter 2012 Production and Cash Cost Results

Denver, Colorado — Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a growing, diversified, North American mining company, today announced the completion of the mill expansion project at the Endako mine.  As previously announced, commissioning of the Company’s new SAG/Ball mill and rougher flotation circuit was completed in early January, followed by a successful ramp-up to commercial production beginning February 1, 2012.  The remaining construction work on the regrind circuit and the pebble crusher was completed in late March.  The mill is meeting its design capacity throughput of approximately 55,000 tons per day.  Concentrate and recovery grades continue to improve and are expected to meet design capacity in the second quarter of 2012. The existing 45-year old mill at the site has been shut down and will be left on care and maintenance.

For the first quarter of 2012, the Company expects to realize an operating loss primarily due to the start-up and commissioning of the new mill at the Endako mine.  First quarter 2012 results are expected to include the Company’s 75% share of an aggregate lower-of-cost or market product inventory write-down at the Endako mine of approximately $12 million, approximately $3 million of the Company’s share of Endako commissioning and start-up costs that will be expensed through operating expenses (previously included in the Company’s share of total estimated capital expenditures of approximately C$500 million), together with significantly lower production, higher unit costs, higher unit depreciation and lower sales volumes and average realized prices compared to the first quarter of 2011.  Significant stripping costs at the Thompson Creek mine, associated with the ongoing mine pit pushbacks, have been incurred and are expected to continue in the first half of 2012, which also contributed to the expected operating loss for the first quarter.

For the first quarter of 2012, the Company produced approximately 4.4 million pounds of molybdenum at an average cash cost of approximately $13.00 per pound produced (excluding commissioning and start-up costs at the Endako mine) and sold approximately 4.9 million pounds of molybdenum from its mines, for an average realized molybdenum sales price per pound for the quarter of approximately $14.75. For the first quarter of 2012, the Thompson

Creek mine produced approximately 3.4 million pounds of molybdenum at a cash cost of approximately $10.35 per pound produced and the Company’s share of production from the Endako mine was approximately 1 million pounds of molybdenum for the first quarter at a cash cost of approximately $22.00 per pound produced.

“We are extremely pleased to have completed the construction of the new mill at the Endako mine and to have achieved design capacity throughput so quickly in the start-up process,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek.  “Our dedicated employees, contractors, and suppliers performed a remarkable job commissioning the new mill and achieving design capacity throughput in approximately 20 days under extreme and difficult winter conditions, with temperatures at times reaching -40°C,” added Mr. Loughrey.

“The higher costs and lower production that we experienced during the commissioning and start-up phase are typical with projects like this, and although production was lower and costs were higher from the Endako mine in the first quarter of 2012,  through continued optimization we  expect to make up for the lower production throughout the remainder of 2012 and to meet our previously announced 2012 production guidance from the Endako mine of approximately 14 to 15 million pounds of molybdenum on a 100% basis, or 10 to 11 million pounds for the Company’s 75% share,” said Mr. Loughrey.  “We anticipate meeting our total 2012 production guidance of approximately 26 to 28 million pounds of molybdenum; however, due to  inflationary pressures on diesel fuel, consumables, and energy, we are currently tracking to the higher range of the Company’s current 2012 average cash cost guidance of approximately $7.75 to $9.00 per pound produced.  If the current inflationary pressures continue, our costs will continue to increase and potentially rise above the current guidance,” added Mr. Loughrey.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company also is in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 1,100 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release (including information incorporated by reference) are ‘‘forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward looking statements include, without limitation: estimates of future mineral production and sales, including statements with respect to expected production from the

Endako mine; expected concentrate and  recovery grades; estimates of future capital expenditures and other cash needs for operations; statements as  to the projected development of Mt. Milligan and other projects, including expected production commencement dates; statements regarding future earnings and operating results; estimates of future production costs and other expenses for specific operations and on a consolidated basis;  estimates of mineral reserves and resources, including estimated mine life and annual production; estimates as to commodity prices; and statements with respect to the future financial or operating performance of Thompson Creek or its subsidiaries and its projects.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  Important factors that could cause actual results to differ materially from those described in such forward-looking statements include mining and processing conditions, construction delays and related disruptions in production, costs of capital expenditures, industrial accidents, weather and geological conditions, permitting and regulatory matters (including penalties, fines, sanctions and shutdowns) and the other risks described in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended.  Many of these factors are beyond TCM’s ability to control or predict.  Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com